Exhibit 99.1

Seritage Growth Properties Announces Third Quarter 2017 Dividend

New York, NY – July 26, 2017 – Seritage Growth Properties (NYSE: SRG) announced today that its Board of Trustees declared a cash dividend of $0.25 per Class A and Class C common share for the third quarter of 2017.  The dividend will be paid on October 12, 2017 to Class A and Class C shareholders of record on September 29, 2017.

About Seritage Growth Properties
Seritage Growth Properties is a publicly-traded, self-administered and self-managed retail REIT.  As of June 30, 2017, the Company owned interests in 235 wholly-owned properties and 31 joint venture properties totaling over 42 million square feet across 49 states and Puerto Rico.  Pursuant to a master lease, 180 of the Company’s wholly-owned properties are leased to Sears Holdings and are operated under either the Sears or Kmart brand. The master lease provides the Company with the right to recapture certain space from Sears Holdings at each property for retenanting or redevelopment purposes. At numerous properties, third party tenants under direct leases occupy a portion of leasable space alongside Sears and Kmart, and 37 properties are leased only to third parties.  As of June 30, 2017, the Company also owned 50% interests in 31 properties through joint venture investments with GGP, Simon Property Group and The Macerich Company. A substantial majority of the space at the Company’s JV properties is also leased to Sears Holdings under master lease agreements that provide for similar recapture rights as the master lease governing the Company’s wholly-owned properties.

Contact
Seritage Growth Properties
646-277-1268
IR@Seritage.com